                       [STERLING BANCSHARES LETTERHEAD]


                                  NEWS RELEASE

For More Information, Call 713/466-8300                For Release March 1, 2001
George Martinez
J. Downey Bridgwater

          STERLING BANCSHARES TO ACQUIRE HOUSTON BASED LONE STAR BANK

                  Acquisition Expands Houston Market Presence

HOUSTON, Texas, March 1, 2001 - Sterling Bancshares, Inc. (NASDAQ: SBIB) announced today that it has entered into a definitive merger agreement to acquire Houston based Lone Star Bancorporation, Inc., and its subsidiary bank, Lone Star Bank in a stock-for-stock merger.

As of December 31, 2000, Lone Star had total assets of $152 million, loans of $117 million, deposits of $141 million and pro forma shareholders' equity of $8.8 million. Lone Star's four locations extends the reach of Sterling's broad franchise in the greater Houston marketplace.

The merger agreement provides that the shareholders of Lone Star will receive an aggregate of 1,760,000 shares of common stock of Sterling for all of the outstanding common stock of Lone Star, assuming that all outstanding Lone Star stock options are exercised. Based upon Sterling's costs savings of 20%, Sterling expects that the transaction will be 2% accretive in 2002.

The transaction has been structured, and is expected to qualify as a tax-free exchange to Lone Star's shareholders and is expected to be accounted for as a pooling of interests. The proposed merger is subject to customary closing conditions, including receipt of all requisite regulatory approvals and the approval of Lone Star's shareholders and a determination that the transaction will qualify for pooling accounting treatment. The transaction is expected to close during the third quarter of 2001.

J. Downey Bridgwater, President of Sterling, said, "We are excited to welcome the officers, employees, customers and shareholders of Lone Star to the Sterling family. This combination establishes our footprint in East Harris County and the Houston ship channel, areas with a strong concentration of owner-operated businesses, as well as significantly enhancing our presence in the vibrant Galleria area. In addition to increasing our share of the owner-operated business market in Houston, the Lone Star team adds an excellent group of very experienced and talented bankers to our organization. Our mutual commitment to local decision-making and quality personal service will make this a seamless transaction for the customers of Lone Star, while offering them greater convenience, a broader array of products and services, and the benefits of new technologies."

H. Dane Grant, CEO of Lone Star, will remain with Sterling as the Bank Office CEO for East Houston. Mr. Grant commented, "Sterling's strong financial performance, which has been made possible by its disciplined focus on serving owner-operated business through exceptional personal service, makes this the right decision for our shareholders, customers and employees. By joining with Sterling, we ensure that our customers will continue to be served by a premier community bank that is dedicated to serving their banking needs. We are extremely confident that the interests of our customers, employees and shareholders will be best served by our transaction with Sterling."

                                     -more-

STERLING BANCSHARES                                                     PAGE 2

CONFERENCE CALL

A conference call to discuss the acquisition has been scheduled for Friday, March 2, 2001, at 9:00AM EST. To participate in the conference call, callers can dial 212-231-6025. A replay of the call will be available through March 7, 2001, by calling 800-633-8284 (Reservation #18169140). The conference call will also be available via the Internet by accessing the Company's web site at www.banksterling.com. We recommend going to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software.

Sterling Bancshares, Inc. is a Houston-based bank holding company with total assets of $1.9 billion that operates twenty-four community banking offices in the Houston area and one in the Dallas market. Sterling's common stock is traded through the NASDAQ National Market System under the symbol SBIB. For more information on Sterling Bancshares, please visit the Company's web site at www.banksterling.com.


                                     #####